Exhibit 10.29

EMPLOYMENT AGREEMENT

(Farmer Bros. Co. / Garrett)

This Employment Agreement (“Agreement”) is made and entered into as of December 1, 2010 between FARMER BROS. CO., a Delaware corporation (the “Company”), and LARRY B. GARRETT (“Garrett”) who agree as follows:

1. Employment: The Company hereby employs Garrett, and Garrett accepts employment from the Company, on the terms and conditions herein stated.

2. Term of Employment: The term of Garrett’s employment under this Agreement will commence on December 1, 2010 or on such other date as Garrett and the Company’s Chief Financial Officer (“CFO”) may mutually agree (the “Commencement Date”) and shall end when terminated under Section 7 below.

3. Duties: Garrett shall serve as General Counsel of the Company, reporting to the CFO but having direct access to Chief Executive Officer (“CEO”). As such his general responsibilities shall include oversight responsibility for the Company’s legal affairs and service as the Company’s primary labor and employment law attorney. In addition to his general responsibilities, Garrett shall also perform such other legal or management duties as are directed by the Company’s CEO, CFO or Board of Directors (“Board”). Garrett shall also serve as Assistant Secretary at the pleasure of the Board. Garrett shall devote to the Company’s business substantially all of his working time. Service as a director of for-profit organizations shall require approval of the Board.

4. Base Salary: Garrett shall receive an annual base salary of $270,000 payable in accordance with the Company’s normal payroll practice. The annual base salary amount shall be reviewed annually by the Company and can be adjusted upward or downward by the Company from time to time but shall not be reduced below $270,000 per annum.

5. Bonuses: Garrett shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan or any successor plan (“Plan”) each year, commencing with the Company’s 2011 fiscal year, so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate. Under the terms of the Plan, the Compensation Committee will, in its discretion, determine the Performance Criteria and all other variables by which Garrett’s bonus for such year will be measured. The Target Award, as defined in the Plan, shall be an amount equal to fifty percent (50%) (the “Applicable Percentage”) of Garrett’s base annual salary, except that the Applicable Percentage for fiscal 2011 shall be 29.17% to reflect a proration for Garrett’s Commencement Date. Performance criteria for Garrett’s fiscal 2011 Target Award shall be determined by the Compensation Committee, in consultation with management, after the Commencement Date. Except as provided otherwise in this Section 5, Garrett’s participation in the Plan is subject to all Plan terms and conditions. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by the Performance Criteria and other Plan factors. Garrett acknowledges receipt of a copy of the Plan.

6. Benefits:

A. The Company will provide to Garrett all benefits and perquisites provided by the Company from time to time to its Senior Executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. For the avoidance of doubt, Garrett’s benefit package includes twenty (20) days paid vacation per contract year (i.e., the year ending on each anniversary of the Commencement Date) but excludes participation in the Company’s defined benefit pension plan. Other included benefits and perquisites presently consist of group health insurance (PPO or HMO), participation in the Company’s 2007 Omnibus Plan as provided below, life insurance, key person life insurance, business travel insurance, 40l(k) plan, employee stock ownership plan, cell phone, company credit card, and expense reimbursement, and may include use of an automobile or an automobile allowance in accordance with Company policy for Senior Executives which is presently being revised. Not all of the foregoing benefits are 100% Company paid.

B. Garrett shall be entitled to participate in the Company’s 2007 Omnibus Plan as administered by the Company’s Compensation Committee. On December 9, 2010, Garrett shall be granted 12,000 stock options and 1,800 shares of restricted stock. The strike price of the options will be the closing price of the Company’s stock on such date. The terms and conditions of the options and restricted stock shall be the same as those applicable to the grants made to the Company’s Senior Executives in fiscal 2010. Garrett shall be entitled to such future grants under the 2007 Omnibus Plan as are awarded to him by the Compensation Committee from time to time in its discretion.

C. The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all Senior Executives.

D. The Company shall reimburse Garrett for the following expenses incurred by Garrett related to Garrett’s relocation to Southern California:

1. Broker’s commissions not to exceed six percent (6%) on the sale of his San Francisco residence.

2. Documentary transfer taxes on sale of his San Francisco residence.

3. Actual and reasonable costs of an approved moving company, to include the cost of packing, moving, partial unpacking and insurance of inventoried personal property at replacement cost.

4. Mileage at standard Company rate and reasonable meal expense for a one-day automobile trip from Bay Area to Southern California.

5. Reasonable rent for up to sixty (60) days of temporary housing.

Reimbursements will be made against submitted supporting documentation.

7. Termination:

A. Garrett’s employment is terminable by the Company for good and sufficient cause (“Cause”) which shall consist only of: (i) a repeated refusal to follow reasonable directions from the CEO, CFO or Board after a warning; (ii) a material breach of any of Garrett’s fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company; or (vi) commission of a material breach by Garrett of this Agreement which breach, if curable, is not cured within a reasonable time after written notice from the CEO, CFO or Board describing the nature of the breach in reasonable detail.

B. Garrett’s employment shall terminate upon Garrett’s resignation, with or without “Good Reason,” as defined below, death or permanent mental or physical incapacity. “Permanent Incapacity” shall be deemed to have occurred if Garrett has been unable to perform substantially all of his employment duties under Section 3 on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall consist only of (i) the Company’s material breach of this Agreement, (ii) a material reduction in Garrett’s responsibilities, duties or authority, or (iii) a material relocation of Garrett’s principal place of employment more than fifty (50) miles from its present location; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Garrett provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Garrett’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (l) year following the initial existence of the condition claimed to constitute “Good Reason.”

C. Garrett’s employment shall terminate at the election of the Company at any time without Cause.

8. Payments upon Termination: The following amounts are payable upon termination of Garrett’s employment, as applicable:

A. In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and untaken vacation (subject to the Company’s vacation policy). If termination is due to Garrett’s death or Permanent Incapacity, the Company shall also pay to Garrett upon termination an additional lump sum severance amount equal to the Target Award under the Company’s 2005 Incentive Compensation Plan which is applicable to Garrett for the fiscal year in which termination is effective or, if termination takes place before a Target Award for the then current fiscal year has been assigned to Garrett, the Applicable Percentage of Garrett’s then annual base salary, in either case prorated for the partial fiscal year ending on the effective termination date.

B. If termination occurs at the election of the Company without Cause or by Garrett’s resignation with Good Reason: Garrett will receive as severance (i) an amount equal to his base salary at the rate in effect on the date of termination for a period of six (6) months, (ii) partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Garrett’s employment not terminated) and (iii) an amount equal to one hundred percent (100%) of Garrett’s Target Award for the fiscal year in which the date of termination occurs (or, if no Target Award has been assigned to Garrett as of the date of termination, the average bonus paid by the Company to Garrett for the last three (3) completed fiscal years or for the number of completed fiscal years that Garrett has been in the employ of the Company if fewer than three, prior to the termination date), such amount to be prorated for the partial fiscal year in which the termination date occurs. Garrett is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 8B, and Garrett’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 8B. Subject to Section 8C and Section 12J(ii), the amount referred to in clause (i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Garrett’s Separation from Service occurs, and the amount referred to in clause (iii) above shall be paid in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which Garrett’s Separation from Service occurs. As used herein, a “Separation from Service” occurs when Garrett dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Salary continuation payments shall commence, and the additional severance amount shall be paid, only when the release required by Section 8C below has become effective.

C. As a condition to receiving the applicable payments under Section 8B above, Garrett must execute and deliver to the Company within twenty-one (21) days following the termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.

D. All benefits other than the entitlement to payments under Section 8B shall terminate automatically upon termination of Garrett’s employment except to the extent otherwise provided in the Company benefit plans or by law.

E. Except as provided in this Section 8 or by applicable Company benefit plans or laws, Garrett shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.

9. Employee Handbook and Company Policies: So long as he is employed by the Company, Garrett shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Garrett from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

10. Confidential Information, Intellectual Property:

A. Garrett acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act. Garrett covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the CEO, CFO or Board.

B. Garrett further covenants that for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company or (ii) any employee of the Company to leave the Company.

C. The Company and Garrett agree that the covenants set forth in this Section 10 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration and reference provisions of Section 12F below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration or reference under Section 12F. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.

D. The Company shall own all rights in and to the results, proceeds and products of Garrett’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Garrett and which is related to Garrett’s employment.

11. Integration with Change in Control Severance Agreement: If Garrett becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 8B of this Agreement.

12. Miscellaneous:

A. This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the parties on the subject of Garrett’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

B. Garrett cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

C. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

D. Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

E. This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.

F. (i) All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq. The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to interpret this Section 12F and to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.

(ii) The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Los Angeles County Superior Court as a regular non-jury civil action except that a former California Superior Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury, pursuant to California Code of Civil Procedure §638 et seq. The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the Superior Court. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

G. Payments to Garrett are subject to payroll deductions and withholdings if and to the extent required by law. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Garrett for disability under governmental or Company paid disability insurance programs. Payments to Garrett under Section 8B are conditioned upon his continuing compliance with Sections 10A and 10B.

H. All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

I. If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated. Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

J. (i) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Garrett to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Garrett.

(ii) Notwithstanding any provision of this Agreement to the contrary, if Garrett is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of Garrett’s Separation from Service, Garrett shall not be entitled to any payment or benefit pursuant to Section 8B until the earlier of (i) the date which is six (6) months after Garrett’s Separation from Service for any reason other than death, or (ii) the date of Garrett’s death. Any amounts otherwise payable to Garrett upon or in the six (6) month period following Garrett’s Separation from Service that are not so paid by reason of this Section 12K(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Garrett’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Garrett’s death). The provisions of this Section 12J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii) To the extent that any benefits pursuant to Section 8B(ii) or reimbursements pursuant to Section 6 are taxable to Garrett, any reimbursement payment due to Garrett pursuant to such provision shall be paid to Garrett on or before the last day of Garrett’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Garrett receives in one taxable year shall not affect the amount of such benefits or reimbursements that Garrett receives in any other taxable year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	FARMER BROS. CO., a Delaware corporation

	By:	/s/ Roger M. Laverty III
Roger M. Laverty III
President and Chief Executive Officer

GARRETT:

/s/ Larry B. Garrett
Larry B. Garrett

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

(FARMER BROS. CO. / GARRETT)]

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective                    , 20         (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of                    , 2010 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 10A and 10B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

Larry B. Garrett

[EXHIBIT A]